Exhibit 99.1
AXCESS Announces New Sales VP and Additional Financing
Ray Cavanagh Joins Executive Management Team to Head Sales
DALLAS, TX, June 9, 2006 — AXCESS International Inc. (OTCBB: AXSI), a leading provider of Radio Frequency Identification (RFID) solutions and Real Time Location Systems (RTLS), today announced the appointment of Ray Cavanagh as Vice President of Sales for the Company. Separately, AXCESS announced $1.2 million of additional equity financing.
“My years of professional sales management experience have been with enterprise IT systems and most recently in consulting on RFID projects, so I feel uniquely qualified to drive sales for AXCESS’, commented Mr. Cavanagh. “The Company has strong and proven products on a base of broad intellectual property targeted at large market opportunities.”
Mr. Cavanagh’s early professional sales management experience was with Compugraphic and Wang Laboratories. Recently, he was Senior Vice President of Worldwide Sales Operations for OpenService, Inc. which specializes in IT security software. Ray holds a bachelor’s degree in Business Administration and an M.B.A from Northeastern University
“We have seen the market mature greatly over the last twelve months and we felt it important to add a strong executive such as Ray to the team to take advantage of the opportunities now before us”, said Allan Griebenow, President and CEO of Axcess. “We also thought it necessary to take in additional financing in support of our near term growth and product development programs.”
On May 31, 2006 the Company raised $1,200,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2006 Preferred and consists of 1,200,000 shares of Preferred Stock bearing no dividends. However, the shares are convertible into common stock on a one to one basis at $1.00. In addition, the Company issued 600,000 warrants to purchase the Company’s common stock exercisable for five years at $2.00 per share. The Company will use the proceeds for general working capital. Detailed information on the financing is available in the 8-K filing with the Securities and Exchange Commission
AXCESS’ patented ActiveTagTM RFID systems use small, battery powered tags (generically called “semi-active” tags) that when automatically activated, transmit a wireless message typically 30 to 100 feet to hidden palm size receivers. The receivers are connected via standard network simultaneously to the enterprise system software, the existing security alarm equipment, and standalone management software. Optionally, the tag system can be used to trigger security video recording and live remote video transmission. The tags are used for a variety of enterprise productivity applications including automatic personnel access control and tracking, automatic vehicle access control and payload management, automatic asset management and protection, as well as special purpose sensing. Automatic email alerting and paging is offered for rapid response to security related incidents.
More information on the system is available from the Company’s web site at www.axcessinc.com or by calling Kelly Stark at 972-407-6080.
About AXCESS International Inc.
AXCESS International Inc. (OTCBB:AXSI), headquartered in greater Dallas, TX, provides Active and Semi-Active RFID (radio frequency identification) and Real Time Location Systems (RTLS) for asset management, physical security and supply chain efficiencies. The battery-powered (active) RFID tags locate, identify, track, monitor, count, and protect people, assets, inventory, and vehicles. AXCESS’ RFID solutions are supported by its integrated network-based, streaming digital video (or IPTV) technology. Both patented technologies enable applications including: automatic “hands-free” personnel access control, automatic vehicle access control and logistics management, automatic asset management, and sensor management. AXCESS is a portfolio company of Amphion Innovations plc.

Media Contact — AXCESS	Investor Relations — Darrow Associates
Kelly Stark	Jordan Darrow
972-407-6080	631-367-1866
kstark@axsi.com	jdarrow@optonline.net

Public Relations — Financial Dynamics
Lauren Stein
212-850-5650
lstein@fd-us.com

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.
Source: AXCESS International, Inc.